FACILITY RESERVATION AGREEMENT

BY AND BETWEEN

PACKAGING COORDINATORS, INC.

and

NOVAVAX INC.

2

Article 8	Insurance	5

8.1	Novavax Insurance	5
8.2	PCI's Insurance	6
8.3	Certificate of Insurance	6
8.4	Mutual Waiver of Subrogation	6

Article 9	Damage to Area	7

9.1	Novavax's Duty to Restore	7

Article 10	Default, Remedies and Termination	8

10.1	Events of Default	8
10.2	PCI's Remedies	9
10.3	PCI's Default	9
10.4	Novavax's Remedies	9
10.5	Termination of Supply Agreement	10

Article 11	Assignment	10

11.1	Assignment and Subletting	10

Article 12	General Provisions	11

12.1	Taxes	11
12.2	Force Majeure	11
12.3	Notices	11
12.4	General Waivers	12
12.5	Holding Over	12
12.6	Miscellaneous	12
12.7	Entire Agreement	12

3

FACILITY RESERVATION AGREEMENT

     This Facility Reservation Agreement (the “Agreement”) is made by and between Packaging Coordinators, Inc., a Pennsylvania corporation with offices at 3001 Red Lion Road, Philadelphia, Pennsylvania (“PCI”), and Novavax Inc., a Delaware corporation with offices at 8320 Guilford Road, Suite C, Columbia, Md. 21046 (“Novavax”), this ______ day of January, 2002 (the “Effective Date”).

ARTICLE 1

REFERENCE

     1.1.      Definitions. Any term that is given a special meaning by any provision in this Agreement shall, unless otherwise specifically stated, have such meaning wherever used in this Agreement or in any Exhibit attached hereto. In addition, the following terms shall have the following meanings:

     "Area” shall mean the interior space leased by PCI to Novavax within the Property consisting of approximately 19,300 square feet, including reasonable rights of ingress and egress, as mutually agreed from time to time.

     “Area Design Plan” shall mean the design plans pursuant to which the Novavax Improvements shall be constructed in the Area and which are attached hereto as Exhibit A.

     “Base Monthly Fee” shall mean the Base Monthly Fee set forth in Section 3.1 below..

     “Hazardous Materials” shall mean any toxic substance, hazardous substance, hazardous material, hazardous constituent, hazardous waste, pollutant or contaminant which is or becomes regulated by any local governmental authority, the Commonwealth of Pennsylvania, or the United States government, including any material or substance defined as a “hazardous waste” pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq. (42 U.S.C. Section 6903) or as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response Compensation, and Liability Act, 42 U.S.C. Section 9601, et seq. (42 U.S.C. Section 9601), excluding ordinary cleaning and other solvents typically used in office spaces, provided that the same are used in accordance with applicable laws.

     “Improvements” shall mean all modifications, alterations and improvements made or added to the Area by Novavax pursuant to the Area Design Plan, excluding Novavax equipment, moveable improvements and trade fixtures.

     “Permitted Use” shall mean Novavax’s manufacturing and PCI’s packaging of the pharmaceutical products as set forth in the Supply Agreement (as defined below), as well as related office and warehouse uses.

     “Property” shall mean the real property owned by PCI known as 3001 Red Lion Road, Philadelphia, Pennsylvania.

     “Supply Agreement” shall mean that certain Supply Agreement between the parties dated March 22, 2001 whereby PCI shall provide certain services to Novavax in connection with the packaging of the products described in such agreement.

ARTICLE 2

AREA, TERM AND POSSESSION

     2.1      Demise of Area. PCI hereby leases to Novavax and Novavax hereby leases from PCI for the Term of this Agreement, and upon the terms and subject to the conditions of this Agreement, the Area (as hereinafter defined).

     2.2      Term. Subject to Paragraph 2.4 below, the term of this Agreement shall begin on the Effective Date and unless extended by mutual agreement of the Parties, shall continue for a period of five (5) years (the “Term”). Thereafter, this Agreement shall automatically renew for two (2) additional periods of one (1) year each, unless written notice of non-renewal is provided one hundred eighty (180) days prior to the end of the Term or any renewal term by one party to the other party.

     2.3      Construction of the Area; Acceptance of Possession; Allowance. Novavax shall construct the Area in accordance with all applicable laws and the Area Design Plan, including, without limitation, the hiring of all contract personnel and the purchase of any and all materials necessary for the build-out of the Area. Novavax shall indemnify and hold PCI harmless from any and all claims, suits, demands, costs, expenses and liabilities (collectively, “Claims”) resulting from or relating to such construction of the Area and all construction personnel or sub-contractors, provided, however, that the foregoing indemnification shall not apply to the extent that any such Claims are caused by the negligence or misconduct of PCI or its employees, agents or representatives.

     2.4      Surrender of Possession. Within sixty (60) days following expiration or termination of this Agreement, Novavax shall remove all production equipment (including without limitation, the tank farm) and shall vacate and surrender the Area to PCI broom clean, in the same condition as existed prior to the construction in Section 2.3, reasonable wear and tear excepted. Novavax shall, at Novavax’s sole expense, repair any damage to the Area or the Property, caused by Novavax’s removal of such items. Any Improvements that Novavax does not remove from the Area shall be deemed to have been either (i) assigned, without cost or further action by Novavax to PCI; or (ii) abandoned by Novavax. In either case, at PCI’s sole election and discretion, PCI may request that Novavax execute such additional documents as PCI may reasonably request to acknowledge and confirm such assignment, or if PCI elects to discard the abandoned property, then Novavax shall pay all fees and costs associated with such disposal and repair of the Area.

     2.5      PCI Access to the Area. PCI shall have access to the Area upon no less than 24 hours prior notice to Novavax (except in the case of emergency): (i) to comply with its obligations under this Agreement and the Supply Agreement, (ii) for any necessary purpose in the event of an emergency, (iii) to perform any required or necessary maintenance or repairs to the Area or the Property, and (iv) if required to comply with applicable law. PCI shall retain the master keys to the Area. Except in the case of emergency, PCI shall be accompanied while entering the Area by a Novavax representative.

ARTICLE 3

BASE MONTHLY FEE AND DEFERRED FEE

     3.1      Base Monthly Fee. Commencing on January 1, 2002 and continuing with any fee increase throughout the Term of this Agreement, Novavax shall pay to PCI, without prior demand therefor, in advance on the first day of each calendar month, the amount of One hundred Thirty Thousand 00/100 Dollars ($130,000.00) as the Base Monthly Fee. The Base Monthly Fee shall increase annually by 3.5% beginning on July 1, 2003 and continuing thereafter on each July 1 of each contract year during the Term. The Base Monthly Fee shall be negotiated in good faith by the parties for any renewal term.

     3.2      Deferred Fee. Commencing upon the Effective Date and continuing each month thereafter until June 1, 2002, PCI shall defer receipt of forty percent (40%) of the Base Monthly Fee (the “Deferred Fee”). The entire amount of the Deferred Fee shall become due and payable on or before June 30, 2002. Notwithstanding the foregoing, in Novavax’s sole discretion, Novavax may elect to prepay all or any part of the Deferred Fee prior to its becoming due and payable.

ARTICLE 4

USE OF AREA

     4.1      Permitted Use. Novavax shall be entitled to use the Area for the Permitted Use. Office space within the Area shall be allocated for the use of the Novavax technical representatives during the Term of the Agreement.

     4.2      Compliance with Laws and Private Restrictions. Subject to the obligations of PCI pursuant to Sections 4.3 and 4.4 below, Novavax agrees that its use of the Area will be in compliance with all federal, state and local laws, rules and regulations respecting its use and occupancy of the Area.

     4.3      Compliance with Insurance Requirements. PCI and Novavax shall comply with all requirements of any insurance company, insurance underwriter, or Board of Fire Underwriters which are necessary to maintain reasonable insurance coverages covering the Area within the Property.

     4.4      Environmental Compliance and Hazardous Materials. Novavax shall be solely responsible for the transportation and disposal of any and all Hazardous Materials generated by Novavax in the use and occupancy of the Area, including all costs and expenses associated therewith. Novavax shall comply with all local, Commonwealth of Pennsylvania and federal laws regarding environmental compliance and Hazardous Materials (“Laws”) in connection with Novavax’s operations in, and use of the Area. Notwithstanding anything to the contrary contained in this Agreement, PCI agrees to indemnify, defend and hold harmless Novavax from and against any and all liabilities, losses, damages, suits, actions, causes of action, costs, expenses (including without limitation reasonable attorneys’ fees and disbursements and court costs), penalties, fines, demands, judgments, claims or liens (including without limitation claims or liens imposed under any so-called “Superfund” or other environmental legislation) arising from or in connection with the presence of any Hazardous Materials (as defined below), (i) in the Area or the Property, or the subsequent removal thereof from, the Property (including without limitation the Area) prior to Novavax’s taking possession of the Area; and (ii) from or in connection with the Property (excluding the Area) after Novavax’s possession of the Area. PCI shall have the right to assume exclusive control of the defense of any such suit, action or claim, and Novavax agrees to cooperate reasonably with PCI in the performance by PCI of its obligations under this Section 4.4.

     Notwithstanding anything to the contrary contained in this Agreement, Novavax agrees to indemnify, defend and hold harmless PCI from and against any and all liabilities, losses, damages, suits, actions, causes of action, costs, expenses (including without limitation reasonable attorneys’ fees and disbursements and court costs), penalties, fines, demands, judgments, claims or liens (including without limitation claims or liens imposed under any so-called “Superfund” or other environmental legislation) arising from or in connection with any Hazardous Materials including, without limitation presence, use release, discharge or disposal of the same, which are stored, generated or otherwise brought onto the Area by or at the direction of Novavax. Novavax shall have the right to assume exclusive control of the defense of any such suit, action or claim, and PCI agrees to cooperate reasonably with Novavax in the performance by Novavax of its obligations under Section 4.4. Novavax shall have the right, at Novavax’s sole election and at Novavax’s sole cost and expense, to perform or cause to be performed, from time to time during the Term, environmental testing to determine the presence of Hazardous Materials on or about the Area. It is expressly understood and agreed that, subject to Novavax’s indemnification obligations under the foregoing provisions, that Novavax shall store and use at the Area, in the ordinary course of its business operations therein, chemicals and solvents used in support of the manufacturing and packaging of the Products, as well as ordinary cleaning and other solvents typically used in office spaces. Novavax shall provide to PCI a list of chemicals and solvents, by Product, prior to Novavax’s use of the same in the Area.

     “Hazardous Materials” means any hazardous or toxic substance, material or waste which is or becomes regulated by any local, state or federal governmental authority or by common law decisions, including without limitation (i) all chlorinated solvents, (ii) petroleum products or by-products, (iii) asbestos and (iv) polychlorinated biphenyls.

     The provisions of this Section 4.4 shall survive the expiration or earlier termination of this Agreement.

     4.5      Furniture and Computers. Novavax shall supply any computer equipment, office furniture and fixtures that it devises or deems necessary for the Area (the “Novavax FF&E”). During the term of this Agreement, Novavax shall be responsible for any and all maintenance and upkeep of the Novavax FF&E and shall insure and assume all risk of loss therefor except to the extent caused by the negligence or willful misconduct of PCI, or its employees, agents or representatives. Novavax shall be responsible, at its own expense, for removal of such Novavax FF&E in accordance with Section 2.4 above.

ARTICLE 5

REPAIRS, MAINTENANCE, SERVICES AND UTILITIES

     5.1      Utilities.

                (a)      PCI shall, at all times during the Term of this Agreement and at its sole cost and expense, maintain in good order, condition and repair all plumbing, electrical, wiring conduits, connectors and fixtures, the chillers and related piping up to the point where the main supply lines enter the Area and the return lines to the chillers. PCI shall also provide Novavax access to phone and computer lines for the Area.

                (b)      PCI shall pay all charges for water, and storm and sanitary sewer services supplied to the Area. Novavax shall pay for all process related utilities.

ARTICLE 6

ALTERATIONS AND IMPROVEMENTS

     6.1      Ownership of Improvements. All Improvements (as well as Novavax equipment, moveable improvements and trade fixtures) shall remain the property of Novavax during the term of this Agreement. Upon expiration or termination of this Agreement, any Improvements not removed from the Area in accordance with the provisions of Section 2.4 shall be deemed to have been assigned, without cost or further action by Novavax to PCI.

ARTICLE 7

LIMITATION ON PCI’S LIABILITY AND INDEMNITY

     7.1      Limitation on PCI’s Liability and Release. PCI shall not be liable to Novavax for, and Novavax hereby releases PCI and its officers, agents, employees, attorneys, and consultants from, any and all liability, whether in contract, tort or on any other basis, for any injury to or any damage sustained by Novavax, its agents, employees or contractors in connection with Novavax’s construction or use of the Area, except to the extent such damage was caused primarily by the negligence or willful misconduct of PCI or its employees, agents or representatives, or by PCI’s breach of this Agreement. PCI shall indemnify, defend and hold harmless from any third party claims, loss, liability, penalties, or expense, made or legal actions filed or threatened against Novavax that are caused primarily by the negligence or willful misconduct of PCI or its employees, agents or representatives or by PCI’s breach of this Agreement. Notwithstanding the foregoing, in no event shall PCI’s indemnity obligations or any other financial obligation under this Agreement exceed the sum of One Million Dollars ($1,000,000.00), unless the same arises from PCI’s intentional misconduct.

     7.2      Novavax’s Indemnification of PCI. Novavax shall indemnify, defend and hold harmless from any third party claims, loss, liability, penalties, or expense, made or legal actions filed or threatened against PCI with respect to the violation of any law, or the death, bodily injury, personal injury or property damage suffered by Novavax, it’s agents, employees, subcontractors, representatives or any other third party occurring within the Area, or from Novavax’s use or occupancy of the Area, except to the extent the same claim, loss, liability, penalties, or expense is caused primarily by the negligence or misconduct of PCI or its employees, agents or representatives.

     7.3      The indemnify obligations set forth above in Sections 7.1 and 7.2 shall survive termination or expiration of this Agreement.

ARTICLE 8

INSURANCE

     8.1      Novavax Insurance. Novavax shall maintain insurance complying with all of the following:

                (a)      Novavax shall procure, pay for and keep in full force and effect, at all times during the term of this Agreement the following:

                           (i)      Commercial general liability insurance insuring Novavax against liability for personal injury, bodily injury, death and damage to property occurring within the Area, or resulting from Novavax’s use or occupancy of the Area, or resulting from Novavax activities in or about the Area or the Property, with coverage in the amount of at least five million dollars ($5,000,000), which insurance shall contain the equivalent of a “broad form liability” endorsement insuring Novavax’s performance of Novavax’s obligations to indemnify PCI as contained in this Agreement;

                           (ii)     Fire and property damage insurance in so-called “fire and extended coverage” form insuring Novavax against loss from physical damage to Novavax’s FF&E, products, finished products, raw materials, components, personal property, inventory, trade fixtures and improvements within the Area, including the Improvements, with coverage for the full actual replacement cost thereof; and

                           (iii)    With respect to the construction of the Area, making of alterations or the construction of improvements or the like undertaken by Novavax, contingent liability and builder’s risk insurance, in an amount and with coverage reasonably satisfactory to PCI; and

                           (iv)   Workers’ compensation insurance and any other employee benefit insurance sufficient to comply with all laws.

                (b)      Each policy of liability insurance required to be carried by Novavax pursuant to this paragraph or actually carried by Novavax with respect to the Area, the Building or the Property: (i) shall name PCI, and such others as are reasonably designated by PCI, as additional insureds; (ii) shall be primary insurance providing that the insurer shall be liable for the full amount of the loss, up to and including the total amount of liability set forth in the declaration of coverage, without the right of contribution from or prior payment by any other insurance coverage of PCI; (iii) shall be in a form reasonably satisfactory to PCI; (iv) shall be carried with companies reasonably acceptable to PCI with Best’s ratings of at least A + VI; (v) shall provide that such policy shall not be subject to cancellation, lapse or change except after at least thirty days prior written notice to PCI; and (vi) shall contain a so-called “severability” or “cross liability” endorsement. Each policy of property insurance maintained by Novavax with respect to the Area or the Property shall contain a waiver and/or a permission to waive by the insurer of any right or subrogation against PCI, its partners, principals, members, officers, employees, agents and contractors, which might arise by reason of any payment under such policy or by reason of any act or omission of PCI, its partners, principals, members, officers, employees, agents and contractors.

     8.2      PCI’s Insurance. With respect to insurance maintained by PCI:

                (a)      PCI shall maintain, as the minimum coverage required of it by this Agreement, fire and property damage insurance in so-called “fire and extended coverage” form insuring Novavax (and such others as Novavax may designate) against loss from physical damage to the Property, and shall provide coverage for physical damage to the Building so insured for up to the entire full actual replacement cost thereof. PCI shall not be required to cause such insurance to cover any of Novavax’s personal property, Novavax’s FF&E, inventory, products, finished products, raw materials, components and trade fixtures, or any modifications, alternations or improvements made or constructed by Novavax to or within the Area, including the Improvements.

     8.3      Certificate of Insurance. Prior to the time Novavax or any of its contractors enters the Area, each Party shall deliver to the other Party, with respect to each policy of insurance required to be carried by it pursuant to this Article, a copy of such policy (appropriately authenticated by the insurer as having been issued, premium paid) or a certificate of the insurer certifying in form satisfactory to the other Party that a policy has been issued, premium paid, providing the coverage required by this Paragraph and containing the provisions specified herein. With respect to each renewal or replacement of any such insurance, the requirements of this Paragraph mush be complied with not less than thirty (30) days prior to the expiration or cancellation of the policies being renewed or replaced.

     8.4      Mutual Waiver of Subrogation. PCI hereby releases Novavax, and Novavax hereby releases PCI and their respective partners, principals, members, officers, agents, employees and servants, from any and all liability for loss, damage or injury to the property of the other in or about the Area or the Property which is caused by or results from a peril or event or happening which is covered by insurance actually carried and in force at the time of the loss by the party sustaining such loss; provided, however, that such waiver shall be effective only to the extent permitted by the insurance covering such loss and to the extent such insurance is not prejudiced thereby.

ARTICLE 9

DAMAGE TO AREA

     9.1      Novavax’s Duty to Restore. If the Area is damaged by any peril after the Effective Date of this Agreement, Novavax shall restore the same within a commercially reasonable timeframe. Novavax shall commence and diligently prosecute to completion the restoration of the Area to either (i) substantially the same condition as the Area existed prior to the construction set forth in Section 2.3 above, or (ii) to substantially the same condition in which it existed as of the date production in the Area began at Novavax’s election. Notwithstanding the foregoing, nothing set forth in this Section 9.1 shall in any way affect Novavax’s obligations, and/or liability under Article 3 above.

ARTICLE 10

DEFAULT, REMEDIES AND TERMINATION

     10.1    Events of Default. Novavax shall be in default of its obligations under this Agreement upon the occurrence of any of the following:

                (a)      If Novavax shall fail to pay when due any sum required to be paid hereunder by Novavax and such failure shall continue for fifteen (15) days after written notice thereof by PCI; or

                (b)      If Novavax shall fail to perform any term, covenant or condition of this Agreement other than an obligation to pay money, and such failure shall continue for thirty (30) days after written notice from PCI to Novavax specifying the nature of such failure and requesting Novavax to perform same (provided that, if longer than thirty (30) days is reasonably required in order to perform such term, covenant or condition, Novavax shall have such longer period); or

                (c)      If Novavax shall make a general assignment or general arrangement for the benefit of creditors, if a petition for adjudication of bankruptcy or for reorganization is filed by or against Novavax and is not dismissed within ninety (90) days, if a trustee or receiver is appointed to take possession of substantially all of Novavax’s assets located at the Property or of Novavax’s interest in this Agreement and possession is not restored to Novavax within ninety (90) days, or if substantially all of Novavax’s assets located at the Property or of Novavax’s interest in this Agreement is subjected to attachment, execution or other judicial seizure which is not discharged within ninety (90) days.

     10.2    PCI’s Remedies. In the event of any default by Novavax, PCI may, at PCI’s election, terminate this Agreement by giving Novavax written notice of termination, in which event this Agreement shall terminate on the date set forth for termination in such notice. Any termination under this subsection shall not relieve Novavax from its obligation to pay to PCI all Base Monthly Fees then due, or to become due under this Agreement, or any other sums due to PCI, or from any claim against Novavax for damages previously accrued or then or thereafter accruing. Upon delivery of such notice of termination, Novavax’s obligations under Article 3 shall be accelerated and shall become due and payable in full within thirty (30) days of the date of such notice.

     10.3    PCI’s Default. PCI shall be in default of its obligations under this Agreement if PCI fails to perform any term, covenant or condition of this Agreement within thirty (30) days after written notice from Novavax to PCI specifying the nature of such failure and requesting PCI to perform same (provided that, if longer than thirty (30) days is reasonably required in order to perform such term, covenant or condition, PCI shall have such longer period).

     10.4    Novavax’s Remedies. In the event of PCI’s default, Novavax may proceed in equity or at law to compel PCI to perform its obligations, to terminate this Agreement and/or to recover damages proximately caused by such failure to perform (except as and to the extent Novavax has waived its right to damages as provided in this Agreement and except that in no event shall PCI be liable to Novavax for any special, indirect or consequential loss, damage, costs or expenses of any nature whatsoever, including, without limitation, lost revenues or profits).

     10.5    Termination of Supply Agreement. Notwithstanding Section 2.2 hereof, this Agreement shall terminate effective upon the termination of the Supply Agreement.

ARTICLE 11

ASSIGNMENT

     11.1    Assignment and Subletting. Novavax shall not assign this Agreement or sublet the Area without the express written consent of PCI, provided, however, that Novavax may without consent, assign its interest in this Agreement to a direct or indirect parent or subsidiary of Novavax; to a party controlling, controlled by or under common control with Novavax; to any party with whom Novavax may merge or consolidate; or to any party acquiring all or substantially all of the assets of Novavax.

ARTICLE 12

GENERAL PROVISIONS

     12.1    Taxes. PCI shall pay before delinquency any and all real property taxes, assessments, license fees, use fees, permit fees and public charges of whatever nature or description levied, assessed or imposed by a governmental agency arising out of, caused by reason of or based upon Novavax’s estate in this Agreement or improvements made by Novavax to the Area. If any such taxes, assessments, fees or public charges are levied against Novavax, Novavax shall have the right to require PCI to pay such taxes.

     12.2    Force Majeure. The obligations of each of the parties under this Agreement (other than the obligations to pay money) shall be temporarily excused if such party is prevented or delayed in performing such obligations by reason of any strikes, lockouts or labor disputes; government restrictions, regulations, controls, action or inaction; civil commotion; or extraordinary weather, fire or other acts of God.

     12.3    Notices. Any notice required or desired to be given by a party regarding this Agreement shall be in writing and shall be personally served, or in lieu of personal service may be given by reputable overnight courier service, postage prepaid, addressed to the other party as follows:

If to PCI:	Packaging Coordinators, Inc.
3001 Red Lion Road
Philadelphia, Pennsylvania
Attention: President

with a copy to:	Cardinal Health, Inc.
7000 Cardinal Place
Dublin, Ohio 43017
Attention: General Counsel

If to Novavax:	Novavax Inc.
8320 Guilford Road
Suite C
Columbia, MD 21046
Attention: Dennis W. Genge

with a copy to:	White & McDermott, P.C.
65 William Street
Wellesley, MA 02481
Attention: David A. White

Any notice given in accordance with the foregoing shall be deemed received upon actual receipt or refusal to accept delivery.

     12.4    General Waivers. One party’s consent to or approval of any act by the other party requiring the first party’s consent or approval shall not be deemed to waive or render unnecessary the first party’s consent to or approval of any subsequent similar act by the other party. No waiver of any provision hereof, or any waiver of any breach of any provision hereof, shall be effective unless in writing and signed by the waiving party. The receipt by PCI of any Base Monthly Fee or payment with or without knowledge of the breach of any other provision hereof shall not be deemed a waiver of any such breach. No delay or omission in the exercise of any right or remedy accruing to either party upon any breach by the other party under this Agreement shall impair such right or remedy or be construed as a waiver of any such breach theretofore or thereafter occurring. The waiver by either party of any breach of any provision of this Agreement shall not be deemed to be a waiver of any subsequent breach of the same or any other provisions herein contained.

     12.5    Holding Over. This Agreement shall terminate without further notice on the date set forth in Section 2.2. Any holding over by Novavax after such date shall neither constitute a renewal nor extension of this Agreement nor give Novavax any rights in or to the Area except as expressly provided in this Paragraph. Any such holding over to which PCI has consented shall be construed to be a tenancy from month to month, on the same terms and conditions herein specified insofar as applicable except that the Base Monthly Fee charged to Novavax shall be one hundred twenty-five percent (125%) of the Base Monthly Fee under this Agreement; provided, however, that the Base Monthly Fee shall not increase in the event Novavax is engaged in good faith negotiations to extend the terms of this Agreement.

     12.6    Miscellaneous. Should any provisions of this Agreement prove to be invalid or illegal, such invalidity or illegality shall in no way affect, impair or invalidate any other provisions hereof, and such remaining provisions shall remain in full force and effect. Any copy of this Agreement which is executed by the parties shall be deemed an original for all purposes. This Agreement shall, subject to the provisions regarding assignment, apply to and bind the respective successors, and assigns of PCI and Novavax. The term “party” shall mean PCI or Novavax as the context implies. This Agreement shall be construed and enforced in accordance with the Laws of the Commonwealth of Pennsylvania. The captions in this Agreement are for convenience only and shall not be construed in the construction or interpretation of any provision hereof. When the context of this Agreement requires, the neuter gender includes the masculine, the feminine, a partnership, corporation, limited liability company, joint venture or other form of business entity, and the singular includes the plural. The terms “must,” “shall,” “will,” and “agree” are mandatory. The term “may” is permissive. When a party is required to do something by this Agreement, it shall do so at its sole cost and expense without right of reimbursement from the other party unless specific provision is made therefor. The rule of construction that a document is to be construed against the drafting party shall not be employed in the construction or interpretation of this Agreement.

     12.7    Entire Agreement. This Agreement and the Exhibits (as described in Article 1), which Exhibits are by this reference incorporated herein, constitute the entire agreement between the parties, and there are no other agreements, understandings or representations between the parties relating to the reservation of the Area, except as expressed herein.

     In Witness Whereof, PCI and Novavax have executed this Agreement as of the respective dates below set forth with the intent to be legally bound thereby as of the Effective Date of this Agreement first above set forth.

PACKAGING COORDINATORS, INC.

By:

Title:

Dated:

NOVAVAX INC.

By:

Title:

Dated: